Exhibit 99.1

Pitney Bowes Announces Second Quarter Results for 2012

STAMFORD, Conn.--(BUSINESS WIRE)--August 2, 2012--Pitney Bowes Inc. (NYSE:PBI) today reported second quarter 2012 results.

Revenue for the quarter was $1.2 billion, a decline of 5 percent when compared to the prior year. Excluding the impacts of currency, revenue declined 3 percent and benefited from growth in the International Mailing, Software and Mail Services segments. The Small and Medium Business Solutions (SMB) segment’s revenue streams continued to decline. Though the Production Mail and Management Services segments also experienced revenue declines, both saw improving revenue comparisons against the prior quarter on a constant currency basis.

Earnings per diluted share for the quarter, on a Generally Accepted Accounting Principles (GAAP) basis, were $0.50 versus $0.49 per diluted share for the prior year. Earnings per diluted share for the quarter includes a reduction of $0.03 per diluted share for costs associated with debt management, including the early redemption of $400 million of bonds originally scheduled to mature later this year.

Free cash flow for the quarter was $301 million, while on a GAAP basis, the company generated $274 million in cash from operations. In comparison to prior year, free cash flow was favorably impacted primarily by the timing of working capital payments. During the quarter the company used $84 million of cash for dividends and reduced debt by $578 million. The company did not repurchase any of its shares this quarter.

Commenting on the quarter, Chairman, President and CEO Murray D. Martin said, “During the quarter, excluding the impact of changes in currency, Software and Mail Services revenue grew. Additionally within our SMB business, International Mailing revenue grew year-over-year.

“There are drivers, particularly in the Enterprise group, that we anticipate will moderate year-over-year revenue declines in the second half of the year, as compared with the first half of the year. These drivers include expansion of ecommerce and direct mail opportunities in Mail Services, new print outsourcing services provided by Management Services and increased backlog of equipment orders for Production Mail. During the quarter, we signed a strategic partnership with ORION Holdings to provide print management services that create sustainable cost savings and increased value for the global network of Interpublic Group’s agencies and clients.

“We also continue to invest in our digital based communications services and we have now signed more than 50 large third-party mail service providers who will offer the Volly™ secure digital mail service to more than 6,000 companies and consumer brands.

“During the quarter we continued to enhance our operational efficiency and invest in growth opportunities. We also strengthened our balance sheet through the early redemption of $400 million of debt.”

Business Segment Results

The company reports its business segments in two groups based on the customers it primarily serves: Small and Medium Business (SMB) Solutions and Enterprise Business Solutions. The SMB Solutions group consists of the company’s global Mailing operations. The company aligns its SMB business segments into North America Mailing and International Mailing to reflect how the business is managed. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world. The Enterprise Business Solutions group includes the company’s global Production Mail, Software, Management Services, Mail Services and Marketing Services operations.

SMB Solutions
	2Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$619 million	(8%)	(5%)
EBIT	$190 million	(6%)

Within the SMB Solutions Group:

North America Mailing
	2Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$453 million	(8%)	(8%)
EBIT	$168 million	(5%)

During the quarter, the North America Mailing segment continued to increase placements of the Connect+™ mailing system, as well as improved retention rates among existing customers. Revenue was adversely impacted by lower rentals and financing revenue as a result of lower equipment sales in prior periods; however, rentals revenue declined at a slower rate than it did the previous year. Supplies revenue declined in part because of lower sales of third-party supplies for copiers and printers. EBIT margin for the segment improved by 140 basis points versus the prior year, which was the eighth consecutive quarter of year-over-year improvement due to ongoing productivity initiatives.

International Mailing
	2Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$165 million	(6%)	1%
EBIT	$22 million	(19%)

International Mailing revenue increased one percent, which is its third consecutive quarter of constant currency growth. Revenue benefited from increased equipment sales and supplies revenue. The company began selling its innovative Connect+ product line in Germany during the quarter and Connect+ was approved for placement in France beginning in the third quarter. Meter populations in Europe were flat year-over-year and are growing in the emerging markets. EBIT margin declined year-over-year due to impacts of currency and the mix of business.

Enterprise Business Solutions
	2Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$627 million	(3%)	(1%)
EBIT	$61 million	11%

Within the Enterprise Business Solutions Group:

Worldwide Production Mail
	2Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$123 million	(8%)	(5%)
EBIT	$6 million	(39%)

Revenue during the quarter was adversely impacted by a low backlog heading into the quarter and some large enterprise customers continued to prolong their capital investment decisions. However, the business experienced an increase in the backlog of orders at the end of the quarter, which in part was a result of new products and the quadrennial Drupa industry trade show held in May. This is expected to improve performance in the second half of the year as compared to the first half of the year.

EBIT margin this quarter declined year-over-year due to lower revenue and increased investment in Volly. The company expects continued investment in Volly in the second half of the year as this solution approaches market launch in both Australia and the U.S. Excluding the investment in Volly, EBIT margin would have been approximately 460 basis points higher this quarter.

Software
	2Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$100 million	0%	3%
EBIT	$8 million	(11%)

During the quarter, the Software segment continued to experience good demand across its portfolio of software solutions, especially in the Americas. However, the company experienced lower sales in Europe, particularly in the public sector. Overall, the Software EBIT margin declined versus the prior year because of product mix and channel investments to expand its global solutions sales capability.

Management Services
	2Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$228 million	(5%)	(3%)
EBIT	$13 million	(37%)

Management Services in North America experienced moderating revenue declines and had significant year-over-year improvement in net new written business for the second consecutive quarter. The improvement in net new written business and new strategic partnerships in print outsourcing are expected to drive revenue growth going forward. However, revenue for the quarter declined primarily due to account contractions and lower volumes in Europe as a result of the weak economic environment there. EBIT margin declined versus the prior year due to lower revenue and price compression.

Mail Services
	2Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$141 million	5%	5%
EBIT	$27 million	176%

Mail Services revenue grew versus the prior year as a result of increased standard mail volumes and recovery from the impact that the fire at the Dallas presort facility had on 2011 results. Continued penetration in all of the workshare discount categories also helped drive revenue growth for presort operations. International Mail Services experienced lower revenue versus the prior year due to fewer catalogue shipments. EBIT margin benefited from ongoing productivity initiatives and streamlined operations in the International Mail Services portion of the business. EBIT margin also benefited from a final insurance reimbursement of $4 million that the company received related to the fire at its Dallas presort facility last year.

Marketing Services
	2Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$36 million	(1%)	(1%)
EBIT	$8 million	10%

Marketing Services EBIT benefited from reduced print production costs and ongoing productivity initiatives.

2012 Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company is updating its 2012 annual guidance to reflect results year-to-date and weaker than originally anticipated business conditions in the second half of the year due, in part, to prolonged global economic uncertainty, especially in Europe. The company’s original earnings per share guidance also did not anticipate the significant changes in currencies that have occurred this year.

Year-to-date the company’s revenue, excluding currency, declined 4 percent and adjusted earnings per diluted share were $1.02, which excludes the $0.11 per share tax benefit in the first quarter. Based on results to date and expectations for the second half of the year, the company now anticipates 2012 revenue, excluding the impacts of currency, to be in a range of flat to a decline of 4 percent when compared to 2011. This guidance assumes moderating revenue declines for the second half of the year.

Additionally, the company expects adjusted earnings per diluted share from continuing operations for 2012 to be in the range of $1.95 to $2.15 and GAAP earnings per diluted share from continuing operations to be in the range of $2.12 to $2.32. The updated earnings per share guidance reflects an adverse impact of $0.04 to $0.06 per share based on current foreign exchange rates. GAAP earnings per diluted share include $0.11 per share of net tax benefits and $0.06 per share from the sale of leveraged lease assets in Canada, both of which occurred in the first quarter of the year.

Based on its strong cash flow performance year to date, the company is increasing its annual free cash flow range by $50 million and now expects it to be in the range of $750 million to $850 million.

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.3 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and asset write-downs, because, while these are actual company expenses, they can mask underlying trends associated with our business.

Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business. The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges, asset impairments, and goodwill charges which are recognized on a consolidated basis. In addition, financial results are presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about our future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond our control as more fully outlined in the company's 2011 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and six months ended June 30, 2012 and 2011, and consolidated balance sheets at June 30, 2012 and March 31, 2012 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)
	Three months ended June 30,		Six months ended June 30,
	2012	2011(2)	2012	2011(2)
Revenue:
Equipment sales	$224,235	$242,921	$444,414	$484,552
Supplies	70,522	78,587	146,887	161,457
Software	104,551	105,516	208,901	205,081
Rentals	145,497	156,162	285,886	312,854
Financing	122,948	136,369	249,696	276,958
Support services	171,254	176,807	344,772	355,421
Business services	406,811	418,112	820,918	841,220

Total revenue	1,245,818	1,314,474	2,501,474	2,637,543

Costs and expenses:
Cost of equipment sales	106,718	104,385	203,634	219,138
Cost of supplies	20,863	25,562	44,734	51,754
Cost of software	24,404	24,898	45,497	50,110
Cost of rentals	31,850	36,109	62,075	72,016
Financing interest expense	20,642	22,192	41,781	45,485
Cost of support services	112,122	115,417	227,209	230,693
Cost of business services	313,553	325,250	632,529	658,817
Selling, general and administrative	391,606	432,715	802,791	859,326
Research and development	33,776	37,441	67,849	72,199
Restructuring charges and asset impairments	1,074	4,994	1,074	31,018
Other interest expense	30,353	28,550	59,720	57,074
Interest income	(2,003)	(2,215)	(3,736)	(3,437)
Other income, net	4,372	-	1,138	-

Total costs and expenses	1,089,330	1,155,298	2,186,295	2,344,193

Income from continuing operations before income taxes	156,488	159,176	315,179	293,350

Provision for income taxes	52,271	53,012	67,030	94,406

Income from continuing operations	104,217	106,164	248,149	198,944

(Loss) income from discontinued operations, net of income tax	-	(635)	19,332	(2,517)

Net income before attribution of noncontrolling interests	104,217	105,529	267,481	196,427

Less: Preferred stock dividends of subsidiaries attributable
to noncontrolling interests	4,594	4,594	9,188	9,188

Net income - Pitney Bowes Inc.	$99,623	$100,935	$258,293	$187,239

Amounts attributable to common stockholders:
Income from continuing operations	$99,623	$101,570	$238,961	$189,756
Loss (income) from discontinued operations	-	(635)	19,332	(2,517)

Net income - Pitney Bowes Inc.	$99,623	$100,935	$258,293	$187,239

Basic earnings per share attributable to common stockholders (1):
Continuing operations	0.50	0.50	1.19	0.93
Discontinued operations	-	(0.00)	0.10	(0.01)

Net income - Pitney Bowes Inc.	$0.50	$0.50	$1.29	$0.92

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	0.50	0.50	1.19	0.93
Discontinued operations	-	(0.00)	0.10	(0.01)

Net income - Pitney Bowes Inc.	$0.50	$0.49	$1.29	$0.92

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited in thousands, except per share data)

Assets	06/30/12	3/31/12
Current assets:
Cash and cash equivalents	$499,772	$915,553
Short-term investments	38,549	35,863

Accounts receivable, gross	691,332	725,446
Allowance for doubtful accounts receivable	(30,233)	(31,117)
Accounts receivable, net	661,099	694,329

Finance receivables	1,221,086	1,263,826
Allowance for credit losses	(31,781)	(39,124)
Finance receivables, net	1,189,305	1,224,702

Inventories	187,562	179,321
Current income taxes	20,107	116,247
Other current assets and prepayments	124,922	128,244
Total current assets	2,721,316	3,294,259

Property, plant and equipment, net	391,651	403,657
Rental property and equipment, net	251,495	261,388

Finance receivables	1,072,641	1,097,093
Allowance for credit losses	(19,960)	(15,278)
Finance receivables, net	1,052,681	1,081,815

Investment in leveraged leases	32,725	32,977
Goodwill	2,133,559	2,162,689
Intangible assets, net	188,657	201,891
Non-current income taxes	44,299	85,410
Other assets	528,614	538,172
Total assets	$7,344,997	$8,062,258

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,701,135	$1,675,152
Current income taxes	230,242	295,283
Notes payable and current portion of long-term obligations	375,000	577,830
Advance billings	466,926	494,068
Total current liabilities	2,773,303	3,042,333

Deferred taxes on income	30,472	107,175
Tax uncertainties and other income tax liabilities	223,603	198,853
Long-term debt	3,306,473	3,682,798
Other non-current liabilities	633,510	643,686
Total liabilities	6,967,361	7,674,845

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	653	653
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	227,136	225,869
Retained Earnings	4,708,485	4,683,949
Accumulated other comprehensive loss	(657,658)	(617,106)
Treasury Stock, at cost	(4,520,692)	(4,525,664)
Total Pitney Bowes Inc. stockholders' equity	81,266	91,043
Total liabilities, noncontrolling interests and stockholders' equity	$7,344,997	$8,062,258

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

GAAP income from continuing operations
after income taxes, as reported	$99,623	$101,570	$238,961	$189,756
Restructuring charges and asset impairments	462	3,563	462	20,869
Sale of leveraged lease assets	-	-	(12,886)	-
Tax adjustments	-	334	-	2,513
Income from continuing operations
after income taxes, as adjusted	$100,085	$105,467	$226,537	$213,138

GAAP diluted earnings per share from
continuing operations, as reported	$0.50	$0.50	$1.19	$0.93
Restructuring charges and asset impairments	0.00	0.02	0.00	0.10
Sale of leveraged lease	-	-	(0.06)	-
Tax adjustments	-	0.00	-	0.01
Diluted earnings per share from continuing
operations, as adjusted	$0.50	$0.52	$1.13	$1.04

GAAP net cash provided by operating activities,
as reported	$274,172	$152,640	$370,167	$449,401
Capital expenditures	(38,722)	(53,341)	(88,751)	(88,017)
Restructuring payments	21,630	22,223	47,875	51,968
Pension contribution	-	123,000	95,000	123,000
Tax payments on sale of leveraged lease assets	15,671	-	84,904	-
Reserve account deposits	28,008	24,083	2,334	18,088

Free cash flow, as adjusted	$300,759	$268,605	$511,529	$554,440

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2012
(Unaudited)

(Dollars in thousands)	Three Months Ended June 30,
			%
	2012	2011	Change
Revenue

North America Mailing	$453,484	493,653	(8%)
International Mailing	165,480	176,158	(6%)
Small & Medium Business Solutions	618,964	669,811	(8%)

Production Mail	123,067	133,769	(8%)
Software	99,874	99,783	0%
Management Services	227,561	240,461	(5%)
Mail Services	140,507	134,273	5%
Marketing Services	35,845	36,377	(1%)
Enterprise Business Solutions	626,854	644,663	(3%)

Total revenue	$1,245,818	1,314,474	(5%)

EBIT (1)

North America Mailing	$167,870	$175,786	(5%)
International Mailing	21,758	26,735	(19%)
Small & Medium Business Solutions	189,628	202,521	(6%)

Production Mail	5,594	9,223	(39%)
Software	8,487	9,542	(11%)
Management Services	12,606	19,979	(37%)
Mail Services	27,085	9,819	176%
Marketing Services	7,503	6,792	10%
Enterprise Business Solutions	61,275	55,355	11%

Total EBIT	$250,903	$257,876	(3%)

Unallocated amounts:
Interest, net (2)	(48,992)	(48,527)
Corporate and other expenses	(44,349)	(45,179)
Restructuring and asset impairments	(1,074)	(4,994)

Income from continuing operations before income taxes	$156,488	$159,176

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2012
(Unaudited)

(Dollars in thousands)	Six Months Ended June 30,
			%
	2012	2011	Change
Revenue

North America Mailing	$914,789	1,002,692	(9%)
International Mailing	333,494	346,691	(4%)
Small & Medium Business Solutions	1,248,283	1,349,383	(7%)

Production Mail	238,083	265,375	(10%)
Software	200,201	195,768	2%
Management Services	458,191	482,085	(5%)
Mail Services	290,663	278,556	4%
Marketing Services	66,053	66,376	(0%)
Enterprise Business Solutions	1,253,191	1,288,160	(3%)

Total Revenue	$2,501,474	2,637,543	(5%)

EBIT (1)

North America Mailing	$346,041	$355,447	(3%)
International Mailing	41,755	49,928	(16%)
Small & Medium Business Solutions	387,796	405,375	(4%)

Production Mail	8,373	16,397	(49%)
Software	19,179	15,054	27%
Management Services	25,921	41,008	(37%)
Mail Services	58,990	20,084	194%
Marketing Services	12,320	10,952	12%
Enterprise Business Solutions	124,783	103,495	21%

Total EBIT	$512,579	$508,870	(1%)

Unallocated amounts:
Interest, net	(97,765)	(99,122)
Corporate and other expenses	(98,561)	(85,380)
Restructuring and asset impairments	(1,074)	(31,018)

Income from continuing operations before income taxes	$315,179	$293,350

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

CONTACT:
Editorial
Pitney Bowes Inc.
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial
Pitney Bowes Inc.
Charles F. McBride, 203-351-6349
VP, Investor Relations
Website – www.pitneybowes.com